Exhibits 5.1 and 23.2

J o h n D. T h o m a s, P. C.

11650 South State Street

Suite 240

Draper, Utah 84 020

(801) 816-2511

Fax: (801) 816-2599

jthomas@acadiagrp.com

June 7, 2018

The Board of Directors

IA ENERGY CORP

24328 Vermont Avenue, Suite 300

Harbor City, California 90710

(310) 891-1959

Re: Opinion and Consent of Counsel with respect to Registration Statement on Form S-1 as amended: Securities Act File No. 333-220706

TO WHOM IT MAY CONCERN:

You have requested the opinion and consent of this law firm, as counsel, with respect to the proposed issuance and public distribution of certain securities of IA Energy Corp. (the “Company”) pursuant to the filing of a registration statement on Form S-1, as amended (the “Registration Statement”) with the Securities and Exchange Commission.

The proposed registration statement relates to the registration of 515,000 shares of common stock of the Company issued to the selling stockholders (the “Shares”), as more fully described in the Registration Statement. It is our opinion that the Shares of common stock have been issued, duly authorized, validly issued, fully paid and non-assessable shares of common stock of the Company in accordance with the Wyoming Business Corporations Act, other relevant statutory provisions, all applicable provisions of the Wyoming Constitution, and reported decisions interpreting those laws.

We hereby consent to be named as counsel for IA Energy Corp. in the registration statement included therein.

Very truly yours,

JOHN D. THOMAS, P.C.

/s/ John D. Thomas_________

John D. Thomas, Esq.

President